UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2015

EATON CORPORATION PLC

(Exact name of registrant as specified in its charter)

Ireland	000-54863	98-1059235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Pembroke Rd. Dublin 4, Ireland
(Address of principal executive offices)	(Zip Code)

+1 353 1669 4663

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. At a meeting held on February 24, 2015, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) established corporate performance criteria that will be used to determine the aggregate maximum amount of 2015 incentive compensation awards under the Senior Executive Incentive Compensation Plan (the “Plan”). The Plan participants consist of the Chief Executive Officer of Eaton Corporation and certain other officers designated by the Committee. At the same meeting, the Committee established 2015 individual participant percentages of the aggregate incentive amount and individual incentive target amounts. Under the Plan, the Committee may use its discretion to reduce an individual participant’s share of the aggregate maximum amount based on the results relative to corporate and individual performance goals. For 2015, the aggregate maximum amount has been set by the Committee equal to 1.5% of the registrant’s 2015 net income. The individual percentage shares of the aggregate maximum amount for the executive officers who were named in the summary compensation table of the registrant’s 2014 Proxy Statement (the “Named Executive Officers”) range from 6% to 22% (except to the extent such amount would exceed the cap on individual awards set forth in the Plan). Participants in the Plan are not eligible to participate in the Executive Incentive Compensation Plan, which covers the remaining officers and approximately 2,200 other employees.

Also at the meeting, the Committee approved changes to the form and length of the Company’s performance-based grants. Prior to this year, grants were made from the long-term Executive Strategic Incentive program (the “ESIP”) Effective with the award period that begins in 2015, long-term performance based opportunities will be granted in the form of performance share units and, if earned, will be paid in ordinary shares. Previously, ESIP opportunities were expressed in the form of phantom ordinary share units and earned awards were paid in cash. In addition to changing the form of the award, the Committee also approved a change in the length of the award period from four to three years, also effective with the period that begins in 2015. At the meeting the Committee also established individual targets and approved grants for the performance share unit Award Period. The aggregate target award opportunities for the Named Executive Officers who will participate in the 2015-2017 Award Period range from 9,730 target performance share units to 63,620 target performance share units. As with the prior ESIP, the 2015 performance share grants will provide key senior executives with incentives to achieve demanding long-term corporate objectives that are intended to increase shareholder value.

At a meeting held on February 25, 2015, the Committee established corporate performance objectives for the 2015-2017 performance share unit Award Period under the 2012 Stock Plan, consisting of specific Cash Flow Return on Gross Capital and Earnings Per Share targets. The actual number of performance share units earned will depend upon the performance of the registrant against these targets.

2. On February 24, 2015, Mr. George Barrett informed the Chair of the Governance Committee of his intention not to stand for re-election at the upcoming Annual General Meeting of Shareholders (the “AGM”). Mr. Barrett explained that the location, dates and timing of Company board meetings often directly conflict with certain of his on-going duties as Chairman and Chief Executive Officer of Cardinal Health. He expressed his full support of the Board and management of the Company and emphasized that the decision was based solely on insurmountable schedule conflicts. As a result of Mr. Barrett’s decision, the Board of Directors reduced the size of the Board to twelve members, effective as of the date of the AGM.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation plc

Date: March 2, 2015	/s/ Thomas E. Moran
Thomas E. Moran
Senior Vice President and Secretary